UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 20, 2009

Capital Gold Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-13078	13-3180530
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

76 Beaver Street New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 344-2785

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the recommendation of the Compensation Committee and upon approval by the Board of Directors, on January 20, 2009, effective as of January 1, 2009, Capital Gold Corporation (the “Company”) entered into (i) amended and restated employment agreements with Gifford Dieterle, President and Treasurer, and Jeffrey Pritchard, Executive Vice President and (ii) amended and restated engagement agreements with Christopher Chipman, Chief Financial Officer, John Brownlie, Chief Operating Officer, and Scott Hazlitt, Vice President of Mine Development (collectively, the “Amended Agreements”).

Each of the Amended Agreements modify the previous employment agreement or engagement agreement in three ways.  First, the Company removed a provision from the Agreement Regarding Change in Control, which is attached as an exhibit to each of the Amended Agreements, that provided that, upon a change in control of the Company, the exercise price of all issued and outstanding options would decrease to $0.01. Second, the Company made the terms of each of the Amended Agreements consistent so that each Amended Agreement expires on December 31, 2011.  Finally, the Amended Agreements incorporate amendments made in December 2008 to the employment agreements and engagement agreements to bring such agreements into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Copies of each of the Amended Agreements will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GOLD CORPORATION

January 23, 2009	By:	/s/ Christopher Chipman
Christopher Chipman
Chief Financial Officer